Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES OCTOBER CASH DISTRIBUTION

     DALLAS, Texas, October 19, 2004 - Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.111463 per unit, payable on November 15, 2004, to unit holders of record on October 29, 2004.

     This month’s distribution increased from the previous month due primarily to higher prices for both oil and gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 79,668 bbls and 356,231 mcf. The average price for oil as $41.34 per bbl and for gas was $6.24 per mcf. This would primarily reflect production or the month of August. Capital expenditures were approximately $135,330. The numbers provided reflect what was net to the Trust.

     For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877.228.5085